UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  03/09/2005

MOLINA HEALTHCARE, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-31719

DE	134204626
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One Golden Shore Drive
Long Beach, CA 90802-4202
(Address of Principal Executive Offices, Including Zip Code)

562 435 3666
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On March 9, 2005, Molina Healthcare, Inc. (the "Company") entered into an amended and restated five-year secured credit agreement for a $180 million revolving credit facility with Bank of America, N.A., as administrative agent and lender, CIBC World Markets Corp. and Citicorp North America, Inc., as syndication agents and lenders, U.S. Bank National Association, as documentation agent and lender, and the following other lenders: UBS Loan Finance LLC, Harris Trust and Savings Bank, Societe Generale, Union Bank of California, N.A., East West Bank, Bank of the West, Wells Fargo Bank, N.A., and Bank of Communications, New York Branch. The newly executed credit agreement amends and restates the Company's existing credit agreement among the Company, Bank of America, N.A., as administrative agent, and certain other lenders, dated as of March 19, 2003. The credit facility will be used for working capital purposes. The Company has borrowed $3.1 million under the credit facility as of the date hereof.

The credit facility has a term of five years and all amounts outstanding under the credit facility will be due and payable on March 8, 2010. Subject to obtaining commitments from existing or new lenders and satisfaction of other specified conditions, the Company may increase the credit facility to up to $200 million.

Borrowings under the credit facility will bear interest based, at the Company's election, on the London interbank deposit rate ("LIBOR") or the base rate plus an applicable margin. The base rate will equal the higher of Bank of America's prime rate or 0.5% above the federal funds rate. The Company also will pay a commitment fee on the total unused commitments of the lenders under the credit facility. Until the delivery of a compliance certificate with respect to the Company's financial statements for the quarter ending June 30, 2005, the applicable margin is fixed at 1.25% for LIBOR loans and 0.25% for base rate loans and the commitment fee is fixed at 0.30%. Thereafter, the applicable margins and commitment fee will be based on the Company's ratio of consolidated funded debt to consolidated EBITDA. The applicable margins will range between 1.00% and 1.75% for LIBOR loans and between 0% and 0.75% for base rate loans. The commitment fee will range between 0.25% and 0.375%. In addition, the Company will pay a fee for each letter of credit issued under the credit facility equal to the applicable margin for LIBOR loans and a customary fronting fee.

As with the Company's existing credit facility, the Company's obligations under the amended and restated credit facility are secured by a lien on substantially all of the Company's assets and by the Company's previous pledge of the capital stock of its Washington, Michigan, Utah, and New Mexico health maintenance organization subsidiaries.

The credit agreement includes usual and customary covenants for credit facilities of this type, including covenants limiting liens, mergers, asset sales, other fundamental changes, debt, acquisitions, dividends and other distributions, capital expenditures, and investments. The credit agreement also requires the Company to maintain a ratio of total consolidated debt to total consolidated EBITDA of not more than 2.00 to 1.00 as of the end of each fiscal quarter and a fixed charge coverage ratio of 2.00 to 1.00 (which increases to 3.00 to 1.00 as of December 31, 2006).

In the event of a default by the Company under the credit agreement, including cross-defaults relating to specified other debt of the Company in excess of $5 million, the lenders may terminate the commitments under the credit agreement and declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately. In addition, the lenders may enforce any and all rights and remedies created under the credit facility or applicable law, including taking control of the Company's accounts, and enforcing their interests in the pledged shares of Molina's HMO subsidiaries in Washington, Michigan, Utah, and New Mexico by application to the HMO regulator in each relevant state prior to acquiring title to or selling such pledged shares. For events of default relating to insolvency, bankruptcy, or receivership, the commitments are automatically terminated and the amounts outstanding become payable immediately.

The agents and certain lenders under the credit facility and their affiliates have in the past provided, and each of the agents and lenders may in the future provide, investment banking, underwriting, lending, commercial banking, and other advisory services to the Company. These parties have received, and may in the future receive, customary compensation from the Company for such services.

A copy of the credit agreement, as amended and restated, is attached as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the terms of the credit agreement does not purport to be complete and is qualified in its entirety by reference to the credit agreement.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 with respect to the $180 million five-year revolving credit agreement dated as of March 9, 2005, is hereby incorporated by reference.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

10.1         Amended and Restated Credit Agreement, dated as of March 9, 2005, among Molina Healthcare, Inc., certain lenders, and Bank of America, N.A., as Administrative Agent.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: March 10, 2005.	By:	/s/ Mark L. Andrews
Mark L. Andrews
Executive Vice President, General Counsel

Exhibit Index

Exhibit No.	Description
EX-10.1	Amended and Restated Credit Agreement, dated as of March 9, 2005, among Molina Healthcare, Inc., certain lenders, and Bank of America, N.A., as Administrative Agent.